Tom Herzog Joins UDR as Chief Financial Officer

Denver, CO. (December 18, 2012) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced that Tom Herzog will join the Company as Chief Financial Officer (“CFO”) and Senior Vice President effective January 1, 2013.

“Tom is a talented real estate executive with an extensive history in the public REIT space and we are excited that he will be joining us as our Chief Financial Officer,” said Tom Toomey, President and Chief Executive Officer of UDR. Mr. Toomey continued, “Tom is well known in the apartment industry and brings an analytical and strategic skill set that will benefit UDR greatly over the coming years.”

Prior to accepting the CFO position at UDR, Mr. Herzog served as CFO at Amstar, a Denver-based real estate investment company. Mr. Herzog’s experience in the public REIT sector includes serving as CFO for two S&P 500 companies, HCP, Inc. (2009-2011) and AIMCO (2005-2009). At these REITs, Mr. Herzog helped to guide investment strategy and was responsible for sizeable segments of their respective businesses. Prior to his CFO experience, Mr. Herzog held the position of Chief Accounting Officer at AIMCO (2004-2005), served as an executive with GE Real Estate for four years, and prior to this, served in multiple capacities at the accounting firm Deloitte & Touche for 10 years.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2012, UDR owned or had an ownership position in 54,985 apartment homes including 2,441 homes under development. For 40 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com

Contact: UDR, Inc.

Chris Van Ens, UDR, Inc.

cvanens@udr.com

720-348-7762